EXHIBIT “2.1”

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

December 31, 2006, 2005, and 2004

Index

Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Management's Responsibility for Financial Reporting

The financial statements and the information contained in the annual report are the responsibility of the Board of Directors and management. The financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

The Audit Committee of the Board of Directors is composed of three Directors and meets periodically with management and the independent auditors to review the scope and results of the annual audit and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.

The financial statements have been audited by Ernst & Young LLP, Chartered Accountants, who were appointed by the shareholders. The auditors’ report outlines the scope of their examination and their opinion on the financial statements.

Ken Cai

Matthew Kavanagh

President and CEO

Chief Financial Officer

Vancouver, Canada

March 2, 2007

Report of Independent Auditor

To the Shareholders of

MINCO GOLD CORPORATION (FORMERLY MINCO MINING & METALS CORPORATION)

We have audited the consolidated balance sheets of Minco Gold Corporation as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006, 2005 and 2004 in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada

Ernst & Young LLP

March 2, 2007

Chartered Accountants

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Balance Sheets
(Expressed in Canadian Dollars)
	December 31, 2006	December 31, 2005

ASSETS

Current assets
Cash and cash equivalents	188,749	821,164
Short-term investments (Note 3)	10,982,726	17,076,894
Receivables	279,130	319,588
Due from Minco Silver Corporation (Note 9(b))	806,293	-
Prepaid expenses and deposits	185,074	182,452

	12,441,972	18,400,098

Long-term rental deposit	51,277	-

Mineral interests (Notes 4 and 10(b))	358,500	100

Plant, property and equipment (Note 5)	334,087	243,600

Equity investment in Minco Silver Corporation (Note 6)	6,398,692	-

Total assets	19,584,528	18,643,798

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	501,128	905,105

Long-term liabilities	-	460,000

Total liabilities	501,128	1,365,105
Commitments and contingencies (Note 10)

Non-controlling interest	-	2,890,927

SHAREHOLDERS' EQUITY

Share capital (Note 7(a))	33,809,903	28,187,245

Contributed surplus (Note 7(c))	1,649,343	987,043

Deficit accumulated during the exploration stage	(16,375,846)	(14,786,522)

Total shareholders’ equity	19,083,400	14,387,766

Total liabilities and shareholders’ equity	19,584,528	18,643,798
See accompanying notes to consolidated financial statements

On behalf of the Board	“James Carter"	"William Meyer"
James Carter		William Meyer
Director Director

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Expressed in Canadian Dollars)
	2006 (See note below)	2005	2004
Exploration permits (Note 4)	852,000	1,739,594	-
Exploration costs, net of recoveries (Notes 4 and 9)	1,711,132	991,574	777,618
	2,563,132	2,731,168	777,618
Administrative expenses (Note 9)
Accounting and audit	288,808	136,702	55,025
Amortization	51,733	41,997	29,228
Consulting	184,946	138,089	81,752
Directors’ fees	78,781	-	-
Foreign exchange loss (gain)	(237,416)	10,335	326,489
Investor relations	842,555	452,805	453,922
Legal	84,701	200,780	46,326
Regulatory and filing	123,857	181,071	61,623
Meals and entertainment	64,712	39,326	21,885
Office and miscellaneous	213,962	110,959	91,420
Property investigation	233,438	330,798	248,022
Rent	262,854	224,814	194,327
Salaries and benefits	628,686	474,628	268,024
Stock-based compensation (Note 7(d))	2,820,000	374,249	505,932
Telephone	30,568	27,358	16,338
Travel and transportation	120,071	114,109	67,581
	5,792,256	2,858,020	2,467,894
Operating loss	(8,355,388)	(5,589,188)	(3,245,512)
Other income (loss)
Equity loss of investment in Minco Silver (Note 6)	(521,095)	-	-
Dilution gain (Note 6)	5,213,000	2,953,000	2,110,000
Write up (down) of short-term investments	18,801	(34,750)	(57,250)
Interest and sundry income	673,631	475,575	318,424

Loss for the year before non-controlling interest	(2,971,051)	(2,195,363)	(874,338)
Non-controlling interest (Note 6)	1,381,727	1,181,822	12,676

Loss for the year	(1,589,324)	(1,013,541)	(861,662)
Deficit, beginning of year	(14,786,522)	(13,772,981)	(12,757,019)
Cumulative effect of a change in an accounting policy (Note 2(m))	-	-	(154,300)

Deficit, end of year	(16,375,846)	(14,786,522)	(13,772,981)
Loss per share - basic and diluted	(0.04)	(0.03)	(0.03)
Weighted average number of common shares outstanding– basic and diluted	41,193,591	34,501,784	28,117,471

The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 6).

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)
	2006 (See note below)	2005	2004

Cash flows from (used in) operating activities
Net loss for the year	(1,589,324)	(1,013,541)	(861,662)
Adjustment for items not involving cash:
- exploration permits	-	920,000	-
- amortization of equipment	51,733	41,997	29,228
- equity loss on investment in Minco Silver	521,095	-	-
- dilution gain	(5,213,000)	(2,953,000)	(2,110,000)
- stock-based compensation (Note 7(d))	2,820,000	374,249	505,932
- non-controlling interest in loss	(1,381,727)	(1,181,822)	(12,676)
- non-cash recovery of exploration costs	-	(36,000)	(122,000)
- write down (up) of short-term investments	(18,801)	34,750	57,250
Change in non-cash working capital items:
- decrease (increase) in receivables	(4,013)	263,830	(272,151)
- increase in prepaid expenses and deposits	(159,501)	(109,674)	(11,965)
- increase in long-term rental deposit	(51,277)	-	-
- payment of 2nd installment of Fuwan Exploration Permit	(436,000)	-	-
- increase (decrease) in accounts payable and accrued liabilities	73,401	128,951	(41,516)
	(5,387,414)	(3,530,260)	(2,839,560)
Cash flows from financing activities
Proceeds from issuance of shares in Minco Gold	4,852,958	3,245,845	5,563,563
Proceeds from issuance of shares in Minco Silver	87,375	6,097,425	3,000,000
	4,940,333	9,343,270	8,563,563

Cash flows used in investing activities
Acquisition of equipment	(222,299)	(89,228)	(159,536)
Acquisition of mineral interest	(358,400)	-	-
Cash disposed upon deconsolidation of Minco Silver Corporation	(6,539)	-	-
Decrease (increase) in short-term investments	534,943	(5,350,231)	(5,742,250)
Increase in Due from Minco Silver Corporation	(133,039)	-	-
	(185,334)	(5,439,459)	(5,901,786)
Increase (decrease) in cash and cash equivalents	(632,415)	373,551	(177,783)
Cash and cash equivalents, beginning of period	821,164	447,613	625,396

Cash and cash equivalents, end of period	188,749	821,164	447,613

Supplemental disclosure of cash flows information
Interest paid	-	-	-
Income taxes paid	-	-	-

The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 6).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

1.

Nature of Operations

Minco Gold Corporation (“Minco Gold”) (formerly Minco Mining & Metals Corporation) was incorporated on November 5, 1982 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of mineral resource properties.

Minco Gold Corporation and its subsidiaries and joint ventures (collectively the “Company”) are in the process of exploring and evaluating its mineral properties and projects in the Peoples’ Republic of China (“China”) and have not yet determined whether these properties contain ore reserves that are economically recoverable.  The ability of the Company to meet its commitments as they become payable, the exploration and development of mineral properties and projects, and the underlying value of the mineral properties are entirely dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations.

2.

Significant Accounting Policies

(a)

Basis of Presentation

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Gold Corporation (“Minco Gold”), its wholly owned China subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), and its right to earn up to a 51% interest in the Changkeng Property.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

2. Significant Accounting Policies (continued)

As at December 31, 2006, Minco Gold beneficially owns 14,000,000 shares of Minco Silver Corporation (“Minco Silver”), which represents approximately 45.3% of Minco Silver’s share capital. The Company uses the equity method to account for the investment in Minco Silver and Minco Silver’s interest in Fuwan Property (See note 6).

The Company has not recorded non-controlling interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at December 31, 2006, the joint ventures are still in the exploration stage and have not generated any revenue.

All inter-company accounts and transactions have been eliminated.

(b)

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.  Actual results could differ from those estimates.

(c)

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term money market instruments which are highly-liquid investments and readily convertible into cash with a remaining term to maturity of 90 days or less when acquired. As of December 31, 2006 and 2005, cash and cash equivalents consisted of cash only.

(d)

Short-term Investments

Short-term investments comprise marketable securities, highly liquid investment grade bonds, and guaranteed investment certificates with remaining terms to maturity of greater than 90 days when acquired. Short-term investments are carried at the lower of original cost or market.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

2. Significant Accounting Policies (continued)

(e)

Plant, Property and Equipment

Plant, property and equipment are recorded at cost and amortization is provided as follows:

Computer equipment	30% per year, declining-balance basis
Leasehold improvements	5 year, straight-line basis
Mining equipment	30% per year, declining-balance basis
Motor vehicles	30% per year, declining-balance basis
Office equipment and furniture	20% per year, declining-balance basis

Amortization is provided at half the annual rate in the year of acquisition.

(f)

Revenue Recognition

Interest income on cash and cash equivalents and short-term investments is recognized as it is earned.

(g)

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share amounts are calculated giving effect to the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method.  The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common shares at the prevailing market rate. Shares held in escrow that are returnable to the Company if the conditions for their release are not met (Note 7) are excluded in the computation of loss per share until the conditions for their release are satisfied.  As the Company incurred net losses in fiscal 2006, 2005 and 2004, the stock options and share purchase warrants as disclosed in Note 7 were not included in the computation of loss per share as their inclusion would be anti-dilutive.

(h)

Translation of Foreign Currencies

The Company’s functional currency is the Canadian dollar. The Company follows the temporal method of accounting for the translation of its integrated foreign operation and for foreign currency transactions. Under this method, transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the transaction dates.  At year-end, monetary assets and liabilities are re-measured at the year-end exchange rates, and non-monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at their historical exchange rates.  The exchange gains and losses on translation are charged to operations.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

2. Significant Accounting Policies (continued)

(i)

Equity investments

Investments in which the Company has a significant influence are accounted for by the equity method, whereby the Company records its proportionate share of the investee’s income or loss.

(j)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration permits and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

2. Significant Accounting Policies (continued)

(k)

Asset Retirement Obligations

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which they are incurred and in which a reasonable estimate of such costs can be made.  The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related asset and depreciated over the life of the asset. Over time, the liability is increased to reflect an interest element (accretion expenses) considered in its initial measurement at fair value. The amount of liability will be subject to re-measurement at each reporting period. It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, the extent of environmental remediation required, and the means of reclamation or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

As at December 31, 2006 and 2005, the Company did not have any asset retirement obligations.

(l)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(m)

Stock Based Compensation

The Company follows the fair value method, as determined using the Black-Scholes option valuation model, of accounting for stock-based compensation as recommended by the Canadian Institute of Chartered Accountants Handbook section 3870, Stock-based compensation and other stock-based payments.

Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting period.

As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted after January 1, 2002. As a result, the opening deficit as at January 1, 2004 was adjusted to reflect a compensation expense of $154,300 relating to options granted in 2002 and 2003

(n)

Comparative Figures

Certain comparative figures have been reclassified to conform with the presentation as at and for the year ended December 31, 2006.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

3.

Short-term Investments

As at December 31, 2006, short-term investments consisted of: short term fixed deposits, cashable guaranteed investment certificates; three bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); a Canadian government treasury bill (maturing on April 5, 2007), and 420,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 9(d)). The market value of the shares was $277,000 on December 31, 2006.

At December 31, 2006, the yields on the short-term investments were between 1.08% and 4.35% per year (December 31, 2005 – 1.71% to 4.3%).

As at December 31, 2005, short-term investments consisted of: cashable guaranteed investment certificates issued by one of the large Canadian banks; a Canadian government treasury bill maturing on May 18, 2006; four bonds issued by the Canadian government (maturing from September 15, 2008 to April 01, 2015); and 500,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 9(d)). The market value of the shares was $75,000 on December 31, 2005.

4.

Mineral Interests

a.

Gold Projects:

i.

Guangdong - Changkeng

On September 28, 2004, Minco Gold signed a 30-year joint venture contract with four companies in Guangdong for the exploration and development of the Changkeng gold deposit in Gaoyao City of Guangdong Province, China. Pursuant to the contract, Minco Gold and its four partners will form Guangdong Minco-Jinli Mining Co. Ltd. (the “Jinli JV”), a Sino-Foreign Joint Venture company, whereby a total of a RMB 100 million (approximately $14.9 million) would be invested by Minco Gold and its four partners to explore and develop the Changkeng gold deposit.

The 50% initial payment of the total investment, RMB 50 million (approximately $7.5 million), shall be paid in three instalments and the balance of 50% shall be paid in three instalments within one and a half years after the initial payment is fully contributed. To earn a 51% equity interest in the Jinli JV, Minco Gold is to contribute RMB 51 million (approximately $7.6 million) of the RMB100 million (approximately $14.9 million). The Company has spent $526,718 as of December 31, 2006 on exploration costs. None of the above mentioned instalments had been made as at December 31, 2006.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.

Mineral Interests (continued)

The Jinli JV intends on acquiring the Chengkeng exploration permit from the No. 757 Exploration Team of Guangdong Geological Exploration Bureau (“No. 757 Exploration Team”). The value of the exploration permit has been appraised at RMB 33 million (approximately $4.9 million) by an independent valuator, which was confirmed by the Ministry of Land and Resources of China. The Jinli JV is to pay the RMB 33 million for the exploration permit in three instalments within 360 days of the Jinli title transfer.  The remaining RMB 67 million (approximately $10 million) will be used for project exploration and feasibility studies on the mine property.

In November 2006, the JV partners of Changkeng reached an agreement to change the JV name from Guangdong Minco-Jinli Mining Co. Ltd to Guangdong Ming-Zhong Mining Corporation (the “Ming-Zhong JV”). All the Ming-Zhong JV terms will remain the same as the original JV agreement. The rename application has been accepted by the Guangdong government and is awaiting government approval.

The Changkeng exploration permit has been renewed until September 10, 2008 and is presently held by the No. 757 Exploration Team. The Company is in the process of obtaining all the required government approvals on Ming-Zhong JV, so that the exploration permit can be transferred to the Ming-Zhong JV. As this may take several months, the Phase-I drilling program at Changkeng only meets the minimum expenditure required by the Chinese Government in order to maintain the validity of the exploration license.

ii.

Gansu - Yangshan (Anba)

The Keyin joint venture company was formed pursuant to an agreement dated August 28, 1998 and amended August 28, 2003.

On October 29, 2003, Keyin signed agreements with the Gansu provincial government and two other companies in Gansu for the exploration and development of the Anba gold deposit in the Yangshan gold field. The agreement was amended on January 8, 2004. Pursuant to the terms of the agreements, Keyin has the right to acquire a 40% equity interest in Yangshan Gold Mining Co., Ltd. (“YGM”), a joint venture company to be established for the exploration and development of the Anba gold deposit. YGM will acquire a 100% interest in the Anba gold deposit for RMB 60 million (approximately $8.9 million); including an initial payment of RMB 24 million (approximately $3.6 million) and the balance of RMB 36 million (approximately $5.4 million) will be paid over five years. Keyin’s share of the capital contribution is 40%, which is RMB 24 million (approximately $3.6 million).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.

Mineral Interests (continued)

In April 2004, YGM’s board of directors agreed to pay RMB 3 million (approximately $447,000) to a company engaged to prepare the transfer of the exploration permit to YGM. The Company advanced RMB 2.0 million (approximately $298,000) but that company was unable to fulfill all the required duties. The Company has demanded that the RMB 2.0 million be returned but the ability to collect this amount is uncertain and so the Company has recorded a provision for doubtful collectibility in 2005. Should these funds be collected in the future, this amount will be recorded as exploration cost recovery.

This project awaits final licence transfers.  In addition to the provision of RMB 2 million (approximately $298,000), the Company has spent approximately $182,482 as of December 31, 2006 on exploration costs.

iii.

Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

On October 28, 2004, Minco Gold signed a joint venture contract with Gansu Qinqi Mining Co. Ltd. for the exploration and development of mineral resources for gold in three areas in China’s south Gansu province, for which the joint venture partner holds exploration permits. Pursuant to the contract, Minco Gold will participate in a Sino-Foreign Joint Venture, Gansu Minco Mining Co., Ltd.(the “Gansu JV”), the total investment of RMB 10 million (approximately $1.49 million) is required to be paid by March 1, 2008. To earn a 75% equity interests in the three areas, Minco Gold must contribute RMB 7.5 million (approximately $1.12 million) on this project over three years. The Company has spent $441,584 to December 31, 2006 on exploration costs.

iv.

Gansu – Longnan

Minco China presently holds thirteen exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field. The Longnan project has been divided into three sub-projects according to their geographic distribution, type and potential of mineralization:

(1)

Yangshan: including six exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area; potential for gold.

(2)

Yejiaba: including four exploration permits adjacent to Guojiagou exploration permit; potential for gold and antimony.

(3)

Xicheng East: including three exploration permits to the east extension of the famous Xicheng Pb-Zn mineralization belt; potential for gold, silver, lead and zinc.

The Company has spent $497,384 to December 31, 2006 on exploration costs.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.  Mineral Interests   (continued)

v.

Inner Mongolia - Gobi Gold

The project is located in Inner Mongolia Autonomous Region, China.  Pursuant to a co-operative joint venture agreement signed on March 12, 2004, Minco Gold can earn a 75% interest in the project by spending RMB 18 million (approximately $2.7 million) over a four-year period by March 12, 2008.  The Damo joint venture company was formed to hold the above noted mineral interests. At December 31, 2006, the Company has spent approximately RMB 8.2 million (about $1.5 million) and earned a 58% project interest.

vi.

Inner Mongolia - BYC

In 2002, Minco Gold reached an agreement with the Inner Mongolian Bureau of Non-ferrous Metals and Exploration to acquire a majority interest in a joint venture company, which holds the BYC gold project located in central Inner Mongolia. The joint venture contract was signed on July 18, 2003.  On December 3, 2003, the HYMK joint venture company was formed to hold the above noted mineral interest.  Minco Gold can earn a 75% interest in HYMK by spending RMB 12 million (approximately $1.8 million) over four years by December 3, 2007.  In 2003, Minco Gold entered into a letter agreement with New Cantech.  Pursuant to the agreement, New Cantech acquired the right to earn a 51% interest, reducing Minco Gold’s interest to 24%, in the BYC project by spending RMB 12 million (approximately $1.8 million) in exploration by March 22, 2007. New Cantech can earn another 9% by funding all further exploration and development expenditures leading to the completion of a preliminary feasibility study that recommends completion of a final feasibility study.

Pursuant to the terms of the agreement on the BYC project, Minco Gold received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 in May 2005 and 50,000 common shares at $0.30 per share for $15,000 in September 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue of $158,000 has been recorded as an exploration cost recovery in prior years.

On September 28, 2006, New Cantech notified Minco Gold that it did not want to proceed with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to Minco Gold all of its rights and interest in and to the BYC project.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.  Mineral Interests   (continued)

As of September 28, 2006, New Cantech has spent $781,588 on geophysical and geochemical surveys, geology and drill holes. In the nine-month period ended September 28, 2006, the direct costs and management fees incurred on the BYC project totalled $95,331 (2005: 286,918, 2004: $358,362), which were repaid by New Cantech.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

vii.

Hunan – Gold Bull Mountain

In July 2006, Minco China’s wholly owned subsidiary Yuanling Minco entered into a Gold Bull Mountain Mining License Transfer Agreement with Yuanling County Government.  On August 10, 2006, the Gold Bull Mountain Mining License was transferred to Yuanling Minco. As of December 31, 2006, the Company has paid a total of RMB 2,546,652 (approximately $358,400), which includes a mining licence transfer fee of RMB 1,000,000 (approximately $143,000), an environmental protection fee of RMB 740,000 (approximately $104,000) and other related costs.  The acquisition was recently completed.

On August 5 2006, the Company entered into a Shareholding and Enterprise Assets Transfer Agreement to acquire Huaihua Tiancheng in order to obtain exploration permits for the areas around the Gold Bull Mountain mining licensed area. The acquisition price was RMB 6,000,000 (approximately $852,000), which was paid as of December 31, 2006.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.  Mineral Interests   (continued)

b.

Base Metals Project

Gansu - White Silver Mountain

White Silver Mountain is operated through Keyin. Further to an amendment to the joint venture contract signed on August 28, 2003, Minco Gold has earned a 61% total project interest. Both parties to Keyin may proceed in accordance with the original joint venture contract which provided Minco Gold the right to earn an 80% interest by spending another RMB 20 million (approximately $2.9 million). There is no time limit for the expenditure.

The White Silver Mountain project is fully licensed.  The Company has spent approximately $1,489,651 to December 31, 2006 on exploration costs.

On January 31, 2007, the Company announced it is proceeding with a reorganization and spin-off of its White Silver Mountain Project to Minco Base Metals with the intention to build a strong base metals company in China. It is anticipated that Minco Base Metals will seek a stock exchange listing and complete equity offerings to further develop the White Silver Mountain property and acquire additional base metals properties. The reorganization will be subject to shareholders’ approval at the Company’s next Annual General Meeting & Special Meeting along with meeting certain regulatory requirements.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.  Mineral Interests   (continued)

The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2005	Costs Incurred January 1 to December 31, 2006	Cumulative Costs Incurred to December 31, 2006
Currently active properties:
Gansu
- White Silver Mountain	$1,461,799	$27,852	$1,489,651
- Yangshan (Anba)	473,272	4,209	477,481
- Minco-Qinqi (formerly West Extension of Yangshan)	421,496	20,088	441,584
- Longnan	81,169	416,215	497,384
Inner Mongolia
- Gobi Gold	1,487,540	11,151	1,498,691
- BYC	700,063	135,374	835,437
Guangdong
- Changkeng	470,684	56,034	526,718
- Fuwan	2,091,292	943,206	3,034,498
Hunan
- Gold Bull Mountain	-	1,402,734	1,402,734
Total	7,187,315	3,016,863	10,204,178
Exploration cost recoveries	(861,572)	(95,331)	(956,903)
Expensed exploration permits	(1,739,594)	(852,000)	(2,591,594)
Expensed exploration costs	(4,586,049)	(1,711,132)	(6,297,181)
Capitalized mining permit costs	$100	$358,400	$358,500

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4.  Mineral Interests   (continued)

	2006	2005	2004
Gansu – White Silver Mountain

Consulting fees	$ 11,042	$ 26,349	$ 2,450
Drilling and tenure	6,569	-	-
Legal and license fees	-	-	1,253
Labor costs	5,327	8,075	3,524
Other exploration costs	4,914	29,786	4,014
Total	$ 27,852	$ 64,210	$ 11,241

	2006	2005	2004
Gansu – Yangshan (Anba)

Consulting fees	$ -	$ 11,292	$ 72,354
Legal and license fees	-	-	1,253
Labor costs	4,209	3,767	11,038
Other exploration costs	-	304,167	25,590
Total	$ 4,209	$ 319,226	$ 110,235

	2006	2005	2004
Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

Consulting fees	$ 16,444	$ 59,014	$ 64,140
Drilling and geology	-	106,732	119,008
Labor costs	2,610	9,572	7,051
Other exploration costs	1,034	32,381	23,598
Total	$ 20,088	$ 207,699	$ 213,797

	2006	2005	2004
Gansu – Longnan

Consulting fees	$ 130,472	$ -	$ -
Geology and geochemistry	162,456	47,652	-
Labor costs	56,849	8,602	-
Other exploration costs	66,438	24,915	-
Exploration costs recoveries		(14,757)
Total	$ 416,215	$ 66,412	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4. Mineral Interests   (continued)

	2006	2005	2004
Inner Mongolia – Gobi Gold

Consulting fees	$ 625	$ 5,276	$ 13,489
Geology and drilling	5,099	3,856	71,420
Labor costs	597	2,333	-
Other exploration costs	4,830	3,917	11,698
Total	$ 11,151	$ 15,382	$ 96,607

	2006	2005	2004
Inner Mongolia – BYC

Consulting fees	$ 1,420	$ -	$ -
Geology and drilling	42,735	-	-
Other exploration costs	91,219	286,918	358,362
Exploration costs recoveries	(95,331)	(322,918)	(480,362)
Total	$ 40,043	$ (36,000)	$ (122,000)

	2006	2005	2004
Guangdong – Changkeng

Consulting fees	$ 14,952	$ 41,877	$ 230,776
Drilling and geology	20,229	18,568	78,820
Labor costs	2,289	-	-
Legal and license fees	-	-	26,294
Other exploration costs	18,564	29,439	44,910
Total	$ 56,034	$ 89,884	$ 380,800

	2006	2005	2004
Guangdong – Fuwan

Consulting fees	$ 148,662	$ 150,479	$ 51,228
Exploration permits	-	1,739,594	-
Drilling	697,124	43,344	-
Labor costs	40,327	27,053	6,272
Other exploration costs	57,093	43,884	29,438
Total	$ 943,206	$ 2,004,354	$ 86,938

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

4. Mineral Interests   (continued)

	2006	2005	2004
Gold Bull Mountain
(1) Exploration costs
Consulting fees	$ 37,687	$ -	$ -
Drilling and geology	154,089	-	-
Other exploration costs	558	-	-
Subtotal – Exploration costs	$ 192,334	$ -	$ -
(2) Exploration permits	$ 852,000	$ -	$ -
(3) Mining license	$ 358,400	$ -	$ -
Total	$ 1,402,734	$ -	$ -

5.

Plant, Property and Equipment

	December 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$217,900	$115,681	$102,219
Leasehold improvements	43,726	33,042	10,684
Mining equipment	269,585	192,251	77,334
Motor vehicles	202,954	88,345	114,609
Office equipment and furniture	123,427	94,186	29,241
	$857,592	$523,505	$334,087

	December 31, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$163,916	$97,341	$66,575
Leasehold improvements	39,877	30,537	9,340
Mining equipment	209,051	186,635	22,416
Motor vehicles	197,398	81,719	115,679
Office equipment and furniture	117,741	88,151	29,590
	$727,983	$484,383	$243,600

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

6.

Investment in Minco Silver Corporation

As at December 31, 2006 and 2005, the Company owns 14,000,000 common shares of Minco Silver that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005 with the trading symbol “MSV”. On the same date, Minco Silver issued and converted 10,276,000 special warrants to common shares. Minco Silver also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. The Company did not participate in the public offerings and as a result its ownership interest decreased from approximately 100% to 56% in 2005.

On November 17, 2006, Minco Silver completed a public offering, by way of a short form prospectus, of 5,000,000 units at a price of $3.00 per common share for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. On December 1, 2006, Minco Silver completed an additional issuance of 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants at a price of $0.40 per warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option by the underwriters. Each warrant is exercisable at $3.45 per share until May 17, 2008.

The Company did not participate in the public offering and as a result its ownership interest decreased from approximately 55.6% to 45.5% on November 17, 2006 and reduced further to 45.3% as at December 31, 2006. Prior to November 17, 2006, the Company consolidated the accounts of Minco Silver. Effective November 17, 2006, the Company commenced accounting for its investment in Minco Silver on an equity basis and as a result the following assets and liabilities were deconsolidated at that date: cash of $6,539; short term investment of $5,578,000; current assets of $5,786,000; property and equipment of $80,000; current liabilities of $1,175,000 and non-controlling interest of $2,985,000.

Following the dilution of Minco Gold’s shareholding interest in Minco Silver, Minco Gold recognized a dilution gain and equity loss on investment in Minco Silver since November 17, 2006 as follows:

	2006	2005	2004
Dilution gain on issuance of shares by Minco Silver	5, 213,000	2,953,000	2,110,000
Equity loss of Minco Silver Corporation since November 17, 2006	$(521,095)	$-	$-
Income from investment in Minco Silver	$4, 691,905	$2,953,000	$2,110,000

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

6.  Investment in Minco Silver Corporation (continued)

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

December 31, 2006
Investment in Minco Silver Corporation on an equity basis	$ 6,398,692

Market value of Minco Silver shares	$39,200,000

As of December 31, 2006, Minco Silver had current assets of $20,564,000, property and equipment of $80,000, current liabilities of $1,824,000 and shareholders equity of $18,820,000. Minco Silver incurred exploration costs of $758,000, administration costs of $493,000 and a loss of $1,145,000 during the period from November 17, 2006 to December 31, 2006.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

7.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2004	35,043,897	$ 24,690,137
Stock options exercised ranging from $0.20 to $0.83 per share, including $301,263 contributed surplus attributed to stock-based compensation	808,667	675,751
Share purchase warrants exercised at $0.60 per warrant	281,428	168,857
Private placement at $1.15 per share less $172,500 for share issuance costs	2,500,000	2,702,500
Fair value of finder's warrants to purchase 250,000 common shares issued for July 2005 private placement	-	(50,000)
Balance, December 31, 2005	38,633,992	28,187,245
Stock options exercised ranging from $0.20 to $1.80 per share, including $658,700 contributed surplus attributed to stock-based compensation recognized	1,535,799	1,438,330
Broker options exercised at $1.40 per share, including $111,000 allocated to contributed surplus in a private placement in 2004	250,000	461,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	2,445,428	3,723,328
Balance, December 31, 2006	42,865,219	$ 33,809,903

On July 22 2005, Minco Gold completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Minco Gold applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Gold’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Gold provides written notice to the holder of the warrants of such early expiry.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

7. Share Capital (continued)

This offering raised proceeds of $2,875,000. Minco Gold paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants”) under the same terms and conditions of share purchase warrants. The fair value of the finder’s warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

As at December 31, 2006, 759,030 (December 31, 2005 – 1,518,058) of the shares issued were held in escrow. Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was not effected until January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was not effected until January 2007); and (d) 379,516 escrow shares on July 1, 2007.

The Toronto Stock Exchange has accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. The Company had not acquired any shares under the Normal Course Issuer Bid as of December 31, 2006.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Gold is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2004	4,074,638	$ 1.64	250,000	$ 1.40
Issued	2,750,000	1.50	-	-
Exercised	(281,428)	0.60	-	-
Expired	(2,144,996)	1.95	-	-
Outstanding at December 31, 2005	4,398,214	1.57	250,000	1.40
Issued	-	-		-
Exercised	(2,445,428)	1.52	(250,000)	1.40
Expired	(1,372,286)	1.70	-	-
Outstanding at December 31, 2006	580,500	$ 1.50	-	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

7. Share Capital (continued)

Share purchase warrants outstanding as at December 31, 2006:

Number of Warrants	Exercise Price	Expiry Date

580,500	$2.00	July 21, 2007

Each share purchase warrant entitles the holder to purchase one common share of Minco Gold at the exercise price on or before the expiry date.

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2004	$ 915,057
2005 stock-based compensation	323,249
Transfer to share capital on exercise of stock options	(301,263)
Fair value of 250,000 finder's warrants issued in connection with July 2005 private placement	50,000
Balance at December 31, 2005	987,043
2006 stock-based compensation	1,432,000
Transfer to share capital on exercise of stock options	(769,700)
Balance at December 31, 2006	$ 1,649,343

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

7. Share Capital (continued)

(d)

Minco Gold Stock Options

Minco Gold may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

In 2006, Minco Gold granted 2,197,000 stock options to its directors, officers, employees and consultants at the price range from $1.43 to $2.55 per share. The stock options granted vest in various increments and have a maximum term of five years.

Minco Gold recorded $1,432,000 in stock based compensation expense in 2006 (2005 - $323,249) which, combined with the $1,388,000 in stock based compensation expense recorded by Minco Silver to November 17, 2006 (2005-$51,000), resulted in consolidated stock based compensation expense of $2,820,000 for the year ended December 31, 2006 ($2005-$374,249).

A summary of the status of options granted by Minco Gold is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2004	3,484,000	$ 0.88
Granted	692,500	1.22
Exercised	(808,667)	0.46
Expired / cancelled / forfeited	(413,333)	1.56
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	2,197,000	1.67
Exercised	(1,535,799)	0.51
Forfeited	(470,367)	1.34
Expired	(200,000)	2.00
Options outstanding at December 31, 2006	2,945,334	$ 1.61

The Company has granted options to acquire 2,945,334 common shares of the Company, however, only 2,153,427 common shares are currently reserved and available based upon the option plan approved by the shareholders of the Company. The excess options granted may not be exercised by the option holders until such time as they have been approved by the shareholders.  These excess options are not yet considered granted for accounting purposes and therefore no compensation expense has been recognized.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

7. Share Capital (continued)

The weighted average fair value of options granted by Minco Gold during the period ended December 31, 2006 was $1.44. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $0.60	49,500	0.47	$0.55	49,500	$0.55
$0.61 - $1.20	104,167	1.90	$1.08	4,167	$1.12
$1.21 - $3.00	2,791,667	3.56	$1.65	1,614,999	$1.67
	2,945,334	3.45	$1.61	1,668,666	$1.63

The Company used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2006	2005	2004
Risk-free interest rate	3.83% - 4.5%	3.47%	4.23%
Dividend yield	0%	0%	0%
Volatility	114% - 134%	58% - 64%	43% - 97%
Approximate expected lives	5 years	3 years	3 years

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management’s opinion, existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

8.

Income Taxes

On March 16, 2007, the National People’s Congress (NPC) of China approved the new Corporate Income Tax Law, which will become effective on January 1, 2008.  The new law establishes a unified 25% tax rate for both domestic enterprises and foreign invested enterprises (FIEs).  This change of the Chinese tax law will have impact to the extent of the Company’s business operation in China when the Company becomes profitable in China.

(a)

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the following items:

	2006	2005	2004
Loss before non-controlling interest	$(2,971,051)	$(2,195,363)	$(874,338)
	34.12%	34.87%	35.62%

Income tax at statutory rates	$ (1,013,723)	$ (765,523)	$ (311,439)
Non-taxable dilution gain	(1,778,676)	(1,029,711)	(751,582)
Non-taxable foreign exchange gain	(122,393)	-	-
Non-deductible expenses	1,220,990	144,906	186,227
Difference in foreign tax rates	9,946	18,485	29,750
Impact of federal tax rate change	636,021	202,228	-
Expiry of non-capital loss carryforward	389,542	401,466	515,694
Change in valuation allowance	658,293	1,028,149	331,350
	$ -	$ -	$ -

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31 are as follows:

	2006	2005
	31.00%	34.12%
Future income tax assets:
Net capital losses	$ 245,012	$ 269,671
Non-capital losses	2,547,986	2,871,590
Unclaimed resource expenditures	1,580,169	2,416,672
Capital assets	129,053	143,634
Share issue costs	144,695	359,413
	4,646,915	6,060,980
Less: valuation allowance	(4,646,915)	(6,060,980)
Net future income tax assets	$ -	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

8. Income Taxes (continued)

(b)

No future income tax asset has been recognized as realization is not considered more likely than not, due to the uncertainty of future taxable income.

The Company has Canadian non-capital loss carryforwards of approximately $7,269,000 that may be available for tax purposes. The expiry for Canadian non-capital loss carryforwards is as follows:

Non-Capital Losses Canada

2007	1,046,000
2008	757,000
2009	774,000
2010	857,000
2014	1,161,000
2015	1,215,000
2016	1,459,000
$7,269,000

The Company also has $4,098,000 (2005 - $3,944,000) of cumulative foreign resource expenses for Canadian income tax purposes which can be carried forward indefinitely and used to reduce future taxable income in Canada.

Such cumulative foreign resource expenses are related to the Company’s exploration activities in China. Consequently, these resource expenses may also be currently deductible for Chinese tax purposes (subject to Chinese tax law deductibility limitations) which would result in tax losses in China. Tax losses incurred in China in a year can generally be carried forward for five years.

The Company has approximately $1,178,000 of operating losses and approximately $1,590,000 of unclaimed exploration expenses for Chinese income tax purposes. Operating losses incurred in a year can be carried forward for five years, while unclaimed exploration expenses will be amortized to match with future sales.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

9.

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	2006	2005	2004

Exploration costs	$ 206,680	$ 104,175	$ 104,650
Management fees	121,410	16,115	23,578
Property investigation	70,510	47,820	28,172
Investor relations	17,775	96,105	85,000
Director's fees	93,250	2,875	7,250
	$ 509,625	$ 267,090	$ 248,650

b.

Receivables of $86,238 (December 31, 2005 - $89,606) are due from five (2005: three) companies related by two common directors. $14,766 has been received subsequent to December 31, 2006.

At December 31, 2006, the Company also has $363,889 (December 31, 2005 - $141,479) due from Minco Silver in respect of shared office expenses of $279,329 (December 31, 2005 – $118,020), rent of $13,584 (December 31, 2005 – $0) and exploration expenses for the Fuwan Property of $70,976 (December 31, 2005 – $23,459). The amount is unsecured, non-interst bearing and repayable on demand. The amount was repaid subsequent to the year end.

At December 31, 2006, Minco China also has a due from balance of $442,404 (December 31, 2005 – $119,237) from Minco Silver in relation to expenditures on the Fuwan Property, new silver projects’ investigation, and shared office expenses paid by Minco China on behalf of Minco Silver. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand.

c.

The Company and Minco Silver (“Minco Group”) have entered into a strategic alliance with Silver Standard Resources Ltd. (“Silver Standard”), a company that is a shareholder of Minco Silver and which is related by two common directors. The agreement provides that all silver-dominant properties of the Minco Group located in China will be held by Minco Silver and that Silver Standard will not actively explore for or seek out silver-dominant properties located in China. In addition, both the Minco Group and Silver Standard have agreed to offer to the other a first right of refusal on any silver-dominant properties in China brought to their attention which they do not intend to pursue.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

9. Related Party Transactions (continued)

d.

In 2003, the Company entered into a letter agreement with New Cantech, which is related by one common director.

Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 and 50,000 common shares at $0.30 per share for $15,000 in 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($158,000) has been recorded as an exploration cost recovery in prior years.

On September 28, 2006, New Cantech notified the Company that it did not want to proceed with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to the Company all of its rights and interest in and to the BYC Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

10.

 Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $2,566,206, as follows:

2007	318,282
2008	276,213
2009	291,619
2010	296,258
2011	311,850
2012	317,048
2013	332,640
2014	337,838
2015	84,458
206

The Company has entered into sub-lease agreements for a portion of its leased premises.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

10.  Commitments and Contingencies (continued)

(b)

Minco Gold is also conditionally committed to payments of up to $12,338,521 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Jinli (1) (also known as Changkeng)	$ 7,602,862	$3,071,556	$729,875	$3,801,431	$ -
YGM (2)	3,577,818	-	3,577,818	-	-
Minco-Qinqi (formerly Yangshan West Extension) (3)	1,118,068	1,118,068	-	-	-
Longnan exploration commitments (4)	50,483	50,483
Total	$12,349,231	$4,240,107	$4,307,693	$3,801,431	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Jinli JV Contract dated September 28, 2004;

(2)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(3)

Costs of exploration permits and investment commitments in accordance with the Gansu JV Contract dated March 1, 2004;

(4)

Commitment of RMB 338,640 (approximately $50,483) to be paid on Longnan exploration program.

(c)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited (“Teck Cominco”) on February 19, 1996 and February 20, 1996 (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Tech Cominco has an ongoing right of first refusal on the disposition of the Company’s property interests until April 2007.

11.

 Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

11. Geographic Information (continued)

	December 31	December 31
	2006	2005
Current Assets
Canada	$ 8,658,009	$ 16,384,005
China	3,783,963	2,016,093
	$ 12,441,972	$ 18,400,098

	December 31	December 31
	2006	2005
Long-term Assets
Canada	$ 6,513,058	$ 106,394
China	629,498	137,306
	$ 7,253,556	$ 243,700

	December 31	December 31
	2006	2005
Current Liabilities
Canada	$ 384,481	$ 414,473
China	116,647	490,632
	$ 501,128	$ 905,105

	December 31	December 31
	2006	2005
Long-term Liabilities
Canada	$ -	$ -
China	-	460,000
	$ -	$ 460,000

	2006	2005	2004

Loss for the year
Canada	$ 167,378	$ 2,735	$ 273,833
China	(1,756,702)	(1,016,276)	(1,135,495)
	$ (1,589,324)	$ (1,013,541)	$ (861,662)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

 (Expressed in Canadian Dollars)

12.

 Financial Instruments

Fair value - The fair values of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.

13.

 Subsequent Events

(a)

See Note 4(b)

(b)

On February 1, 2007, the Company changed its name to Minco Gold Corporation to reflect the Company’s focus on gold projects in China.